Exhibit 5

8515 East Orchard Road Greenwood Village, CO 80111 (303) 737-3000 Mailing Address: PO Box 1080, Denver CO 80201 www.greatwest.com

April 21, 2011

Great-West Life & Annuity Insurance Company

8515 East Orchard Road

Greenwood Village, CO 80111

Re:	Opinion of Counsel

    Registration Statement on Form S-1 under the Securities Act of 1933

Ladies and Gentlemen:

This opinion is furnished in connection with the above-referenced registration statement (the “Registration Statement”) of the SecureFoundationSM Group Fixed Deferred Annuity Contract (the “Contract’) by Great-West Life & Annuity Insurance Company.

I am the Chief Compliance Officer and Chief Legal Counsel, Financial Services of Great-West Life & Annuity Insurance Company (“Great-West”), a Colorado corporation. In so acting, I, or other attorneys under my supervision, have examined the Registration Statement and related documents.

Furthermore, I, or other attorneys working under my supervision, have made such examination of the law, records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examination, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, I am of the opinion that:

1.	Great-West is a corporation in good standing, duly organized and validly existing under the laws of the State of Colorado, and subject to regulation by the Colorado Division of Insurance.

2.

Upon (i) the issuance of each Contract by Great-West and (ii) the delivery of each Contract by Great-West against payment therefore as provided for in the Registration Statement and the Prospectus, each Contract constitutes a valid and binding obligation of Great-West enforceable against it in accordance with its terms, except to the extent enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including applicable insurance company insolvency laws.

3.

The discussion set forth under the caption “Taxation of the Contract” (the “Discussion”) in the Registration Statement, subject to the qualifications set forth herein, constitutes the opinion of Great-West’s internal counsel as to the material United States federal income tax consequences for purchasers of the Contracts. This opinion is not binding on the Internal Revenue Service or a court. In addition, I must note that the opinion represents merely our best legal judgment on the matters presented and that others may disagree with the conclusions expressed in the Discussion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with the opinion expressed in the Discussion if litigated.

I express no opinion herein other than as to the United States federal law and the law of the State of Colorado. This opinion is rendered as of the date hereof and I assume no obligation to update or supplement this letter to reflect any circumstances, which, may hereafter come to my attention with respect to the opinion and statements set forth above, including any changes in applicable law which may hereafter occur.

I hereby consent to the reference of my name under the caption “Legal Matters” in the prospectus, filed as part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Beverly A. Byrne

Beverly A. Byrne
Chief Compliance Officer and Chief Legal Counsel, Financial Services
Great-West Life & Annuity Insurance Company